Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Backblaze, Inc.
San Mateo, California
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2023, relating to the financial statements of Backblaze, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ BDO USA, P.A.

San Jose, California
July 17, 2023